                                                  Filed pursuant to Rule 424(b)5
                                                              File No. 333-02319
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 15, 1997)
                                  $125,000,000

                                OKLAHOMA GAS AND
                                ELECTRIC COMPANY

                  6.65% SENIOR NOTES, SERIES DUE JULY 15, 2027
                               ------------------

    Interest on the 6.65% Senior Notes, Series due July 15, 2027 (the "6.65% Senior Notes") is payable semi-annually on January 15 and July 15 of each year, beginning January 15, 1998. The holder of each 6.65% Senior Note may elect to have such Note, or any portion thereof which is a multiple of $1,000, repaid on July 15, 2007 at 100% of its principal amount plus accrued and unpaid interest to July 15, 2007. The 6.65% Senior Notes will be redeemable at the option of Oklahoma Gas and Electric Company (the "Company"), on any date on or after August 15, 2007, as a whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of such 6.65% Senior Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from and after the date of redemption discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein), plus in each case accrued and unpaid interest thereon to the date of redemption. See "DESCRIPTION OF 6.65% SENIOR NOTES -- Repayment at Option of Holder" and "-- Redemption Provisions" herein.

    The 6.65% Senior Notes will be represented by Global Securities registered in the name of a nominee of The Depository Trust Company, as Depository. Beneficial interests in the 6.65% Senior Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Except as described in the accompanying Prospectus, 6.65% Senior Notes in certificated form will not be issued in exchange for the Global Securities. All payments of principal and interest will be made by the Company in immediately available funds unless the 6.65% Senior Notes are issued in certificated form. See "BOOK-ENTRY SYSTEM" in the accompanying Prospectus. The 6.65% Senior Notes will trade in the Depository's Same-Day Funds Settlement System until maturity, repayment or redemption in whole, or until the 6.65% Senior Notes are issued in certificated form, and secondary market trading activity will therefore settle in immediately available funds. See "DESCRIPTION OF 6.65% SENIOR NOTES -- Same-Day Settlement and Payment" herein.

    Until the Release Date (as defined in the accompanying Prospectus), the 6.65% Senior Notes will be secured by the Company's first mortgage bonds issued and delivered to the Senior Note Trustee. (See "DESCRIPTION OF NEW NOTES -- Security; Release Date" in the accompanying Prospectus.) ON THE RELEASE DATE, THE 6.65% SENIOR NOTES WILL CEASE TO BE SECURED BY SUCH FIRST MORTGAGE BONDS, WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY AND WILL RANK ON A PARITY WITH OTHER UNSECURED INDEBTEDNESS OF THE COMPANY (UNLESS OTHERWISE SECURED AS DESCRIBED IN THE ACCOMPANYING PROSPECTUS UNDER THE CAPTION "DESCRIPTION OF NEW NOTES -- LIMITATIONS ON LIENS").
                           --------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
     COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
      SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                  PRICE TO             UNDERWRITING            PROCEEDS TO
                                                  PUBLIC(1)             DISCOUNT(2)           COMPANY(1)(3)
Per 6.65% Senior Note.....................          100%                   .746%                 99.254%
Total.....................................      $125,000,000             $932,500             $124,067,500

(1) Plus accrued interest, if any, from July 21, 1997 to date of delivery.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting" herein.

(3) Before deduction of expenses payable by the Company estimated at $145,000.
                           --------------------------

    The 6.65% Senior Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters, and by counsel for the Company and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the 6.65% Senior Notes will be made, on or about July 21, 1997, through the book-entry facilities of The Depository Trust Company, against payment therefor in immediately available funds.

                           --------------------------

MERRILL LYNCH & CO.
        BEAR, STEARNS & CO. INC.
                   LEHMAN BROTHERS
                                                      MORGAN STANLEY DEAN WITTER
                                ---------------

            The date of this Prospectus Supplement is July 15, 1997.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE 6.65% SENIOR NOTES. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF 6.65% SENIOR NOTES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

                 CONCURRENT OFFERING OF ADDITIONAL SENIOR NOTES

    Concurrently with the offering made by this Prospectus Supplement, the Company intends to issue and sell in an underwritten public offering $125,000,000 in principal amount of the Company's 6.50% Senior Notes, Series due July 15, 2017 (the "6.50% Senior Notes"). The offering of the 6.50% Senior Notes is being made by a separate prospectus supplement. The sales of the 6.65% Senior Notes being offered hereby and the 6.50% Senior Notes are separate transactions, not contingent one upon the other.

                                USE OF PROCEEDS

    The net proceeds from the sale of the 6.65% Senior Notes and, if consummated, from the 6.50% Senior Notes will be added to the general funds of the Company and applied to the redemption on or about August 31, 1997, of $75,000,000 principal amount of the Company's 8 3/8% First Mortgage Bonds, due January 1, 2007, $100,000,000 principal amount of the Company's 8 1/4% First Mortgage Bonds, due August 15, 2016, and $75,000,000 principal amount of the Company's 8 7/8% First Mortgage Bonds, due December 1, 2020, in each case at principal amount plus the applicable redemption premium, if any, and accrued interest to the redemption date.

                              RECENT DEVELOPMENTS

HOLDING COMPANY REORGANIZATION

    Effective December 31, 1996, the Company became a subsidiary of OGE Energy Corp. ("OGE Energy") through a corporate reorganization (the "Reorganization") whereby the Company's outstanding common stock was exchanged on a share-for-share basis for common stock of OGE Energy. The Company's preferred stock and outstanding indebtedness were not exchanged and remained obligations of the Company. As part of the Reorganization, the Company transferred its subsidiary, Enogex Inc. and its subsidiaries (collectively, "Enogex"), to OGE Energy. The utility business of the Company was unaffected by the Reorganization. For purposes of the Company's financial statements, Enogex is shown as discontinued operations.

PRIOR REFINANCING

    On July 9, 1997, the Muskogee Industrial Trust issued $56,000,000 of Adjustable Rate Pollution Control Revenue Refunding Bonds, 1997 Series A (Oklahoma Gas and Electric Company Project) and the Company issued a guaranty agreement pursuant to which the Company guaranteed the payment, when due, of the principal of, premium, if any, and interest on such Bonds. The proceeds from such Bonds are to be used to redeem on about August 15, 1997, $56,000,000 of the Muskogee Industrial Trust's 7% Pollution Control Revenue Bonds, 1987 Series A (Oklahoma Gas and Electric Company Project) (herein, the "Prior Pollution Control Issue"). The redemption of the Prior Pollution Control Issue will result in a concurrent retirement of the Company's First Mortgage Bonds, Pollution Control Series C, which secured in part the Prior Pollution Control Issue.

                       DESCRIPTION OF 6.65% SENIOR NOTES

    The following description of the particular terms of the 6.65% Senior Notes supplements the description of the general terms and provisions of the Senior Notes set forth in the accompanying Prospectus under the caption "DESCRIPTION OF NEW NOTES" to which description reference is hereby made. The following description does not purport to be complete and is qualified in its entirety by reference to the description in the accompanying Prospectus and to the instruments referred to therein. The 6.65% Senior Notes will be issued as a separate series of Senior Notes under the Senior Note Indenture, dated as of October 1, 1995, as heretofore supplemented and as to be further supplemented by a Supplemental Indenture dated as of July 1, 1997, between the Company and NationsBank, N.A, as trustee. Provisions of the Senior Note Indenture are more fully described under the caption "DESCRIPTION OF NEW NOTES" in the accompanying Prospectus. At the date of this Prospectus Supplement, two series of Senior Notes (excluding the 6.65% Senior Notes and the 6.50% Senior Notes) in an aggregate principal amount of $220,000,000 have been issued under the Senior
Note Indenture. Capitalized words not defined herein are used as defined in the accompanying Prospectus.

GENERAL

    The 6.65% Senior Notes will mature on July 15, 2027, and will bear interest at 6.65% per annum. Interest on the 6.65% Senior Notes will accrue from July 21, 1997, and is to be payable semi-annually on January 15 and July 15, beginning January 15, 1998. Subject to certain exceptions, the Senior Note Indenture provides for the payment of interest on the interest payment date only to persons in whose names the 6.65% Senior Notes are registered on the Record Date (the December 31 prior to January 15 and the June 30 prior to July 15). The 6.65 % Senior Notes are limited to $125,000,000 in aggregate principal amount.

REPAYMENT AT OPTION OF HOLDER

    The 6.65% Senior Notes will be repayable on July 15, 2007, at the option of the holders thereof, at 100% of their principal amount, together with accrued and unpaid interest to July 15, 2007. In order for a 6.65% Senior Note to be repaid, the Company must receive at the principal corporate trust office of the Senior Note Trustee (which is currently at 211 North Robinson, Oklahoma City, Oklahoma 73125) during the period from and including May 15, 2007 to and including the close of business on June 15, 2007 (or if June 15, 2007 is not a business day, the next succeeding business day): (i) a 6.65% Senior Note with the form entitled "Option to Elect Repayment" on the 6.65% Senior Note duly completed, or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or a trust company in the United States of America setting forth the name of the holder of the 6.65% Senior Note, the principal amount of the 6.65% Senior Note, the principal amount of the 6.65% Senior Note to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the 6.65% Senior Note to be repaid (with the form entitled "Option to Elect Repayment" on the 6.65% Senior Note duly completed) will be received at the Senior Note Trustee's principal corporate trust office, no later than five business days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received at the Senior Note Trustee's principal corporate trust office, by such fifth business day. Effective exercise of the repayment option by the holder of any 6.65% Senior Note shall be irrevocable. No transfer or exchange of any 6.65% Senior Note (or, in the event that any 6.65% Senior Note is to be repaid in part, such portion of the 6.65% Senior Note to be repaid) will be permitted after exercise of the repayment option. The repayment option may be exercised by the holder of a 6.65% Senior Note for less than the entire principal amount of the 6.65% Senior Note, provided the principal amount which is to be repaid is equal to $1,000 or any integral multiple thereof. All questions as to the validity, eligibility (including time of receipt) and acceptance of any 6.65% Senior Note for repayment will be determined by the Company, whose determination will be final, binding and non-appealable. For purposes of this provision, "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions or trust companies in the Borough of Manhattan, New York, New York or in the city where the principal corporate trust office of the Senior Note Trustee is located, are authorized or obligated by law or executive order to close.

    As long as the 6.65% Senior Notes are represented by Global Securities, the Depository or the Depository's nominee will be the registered holder of the 6.65% Senior Notes and therefore will be the only entity that can exercise a right to repayment. See "Global Securities" herein. In order to ensure that the Depository's nominee will exercise in a timely manner a right to repayment with respect to a beneficial interest in the 6.65% Senior Notes, the Beneficial Owner of such interest must instruct the broker or other direct or indirect participant through which it holds such interest to notify the Depository of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each Beneficial Owner should consult the broker or other direct or indirect participant through which it holds an interest in the 6.65% Senior Notes in order to ascertain the deadline by which such an instruction must be given in order for timely notice to be delivered to the Depository.

REDEMPTION PROVISIONS

    The Company, at its option, may redeem on any date on or after August 15, 2007, all or, from time to time, any part of the 6.65% Senior Notes on at least 30 days' but not more than 60 days' notice, mailed to the registered holders thereof at their last registered addresses, at a redemption price equal to the greater of (i) 100% of the principal amount of such 6.65% Senior Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from and after the date of redemption discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in each case accrued and unpaid interest thereon to the date of redemption.

    "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 6.65% Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 6.65% Senior Notes.

    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Senior Note Trustee after consultation with the Company.

    "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

    "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such third business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Senior Note Trustee is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all such Quotations obtained. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Senior Note Trustee, of the bid and asked prices for the Comparable

Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Senior Note Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

    If less than all of the 6.65% Senior Notes represented by a Global Security are to be redeemed, the particular portion thereof to be redeemed will be selected by lot by the Depository in such manner as the Depository determines. If the 6.65% Senior Notes are not represented by a Global Security and if less than all of the 6.65% Senior Notes are to be redeemed, the Senior Note Trustee will select in such manner as it deems appropriate and fair the particular portion of 6.65% Senior Notes to be redeemed.

    If at the time of mailing the notice of redemption, the Company has not irrevocably directed the Senior Note Trustee to apply funds deposited with the Senior Note Trustee to redeem the 6.65% Senior Notes called for redemption, such notice may state that the redemption is subject to the receipt of the redemption moneys by the Senior Note Trustee before the date fixed for redemption and that such notice will be of no effect unless such moneys are received before such redemption date.

SECURITY

    Upon the issuance of the 6.65% Senior Notes, the Company will simultaneously issue and deliver to the Senior Note Trustee, as security for all Senior Notes, First Mortgage Bonds, Senior Note Series C (the "Series C First Mortgage Bonds"). The Series C First Mortgage Bonds will have the same interest rate, interest payment dates, stated maturity date, repayment provisions and redemption provisions, and will be in the same aggregate principal amount, as the 6.65% Senior Notes.

    Subject to the provisions of the Senior Note Indenture governing disbursement of funds following an event of default, payment by the Company to the Senior Note Trustee of the principal, premium and interest on the Series C First Mortgage Bonds will be applied by the Senior Note Trustee to satisfy the Company's obligations with respect to the principal, premium and interest on the 6.65% Senior Notes. As provided in the New Supplemental Indenture setting forth the terms of the Series C First Mortgage Bonds, the Company's obligations to make payments with respect to the principal of, premium and/or interest on the Series C First Mortgage Bonds shall be fully or partially, as the case may be, satisfied and discharged to the extent that, at the time that any such payment shall be due, the then due principal of, premium and/or interest on the 6.65% Senior Notes shall have been fully or partially paid or there shall have been deposited with the Senior Note Trustee pursuant to the Senior Note Indenture sufficient available funds to fully or partially pay the then due principal, premium, if any and/or interest on the 6.65% Senior Notes.

    Reference is made to "DESCRIPTION OF NEW NOTES -- Security; Release Date" in the Prospectus for a description of the circumstances under which all or part of the Senior Note Mortgage Bonds will cease to be held by the Senior Note Trustee as security for the Senior Notes. As explained in the Prospectus, the Senior Notes will cease to be secured by the Senior Note Mortgage Bonds on the Release Date and will become unsecured general obligations of the Company. The Release Date will be the date that all First Mortgage Bonds of the Company issued and outstanding under the First Mortgage Indenture, other than Senior Note Mortgage Bonds, have been retired (at, before or after the maturity thereof) through payment, redemption or otherwise (including those First Mortgage Bonds deemed to be paid within the meaning of the First Mortgage Indenture). As of the date of this Prospectus Supplement, all of the Company's outstanding First Mortgage Bonds (other than Senior Note Mortgage Bonds) were redeemable at the Company's option. The Senior Notes can become secured by certain property of the Company from and after the Release Date as explained in the accompanying Prospectus under the caption "DESCRIPTION OF NEW NOTES -- Limitations on Liens."

GLOBAL SECURITIES

    The 6.65% Senior Notes will be issued in the form of Global Securities deposited with, or on behalf of, the Depository and registered in the name of a nominee of the Depository. Except under the limited circumstances described in the Prospectus under the caption "BOOK-ENTRY SYSTEM," owners of beneficial interests in the Global Securities will not be entitled to physical delivery of the 6.65% Senior Notes in certificated form. The Global Securities may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of such successor.

    A further description of the Depository's procedures with respect to the Global Securities is set forth in the Prospectus under the caption "BOOK-ENTRY SYSTEM."

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the 6.65% Senior Notes will be made by the Underwriters in immediately available funds. So long as the 6.65% Senior Notes are issued in the form of Global Securities, the Company will cause all payments of principal of, premium, if any, and interest on the 6.65% Senior Notes to be made in immediately available funds to the Depository or its nominee.

    Secondary trading in long-term notes, debentures and bonds of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the 6.65% Senior Notes will trade in the Depository's Same-Day Funds Settlement System until maturity, redemption or repayment in whole, or until the 6.65% Senior Notes are issued in certificated form, and secondary market trading activity in the 6.65% Senior Notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the 6.65% Senior Notes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (the "Underwriters"), and the Underwriters have severally agreed to purchase from the Company, the principal amounts of the 6.65% Senior Notes set forth opposite their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the 6.65% Senior Notes if any are purchased.

                                                                                  PRINCIPAL
          UNDERWRITER                                                               AMOUNT
                                                                                --------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated........................................................  $   31,250,000
Bear, Stearns & Co. Inc.......................................................      31,250,000
Lehman Brothers Inc...........................................................      31,250,000
Morgan Stanley & Co. Incorporated.............................................      31,250,000
                                                                                --------------
          Total...............................................................  $  125,000,000
                                                                                --------------
                                                                                --------------

    The Underwriters have advised the Company that they propose initially to offer the 6.65% Senior Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .4% of the principal amount of the 6.65% Senior Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the 6.65% Senior Notes to certain other dealers. After the initial public offering of the 6.65% Senior Notes, the public offering price, concession and discount may be changed.

    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

    The 6.65% Senior Notes will not be listed on any securities exchange, and there can be no assurance that there will be a secondary market for the 6.65% Senior Notes. The Underwriters have advised the Company that they intend to make a market in the 6.65% Senior Notes; however, such market making may be discontinued at any time. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the 6.65% Senior Notes.

    Until the distribution of the 6.65% Senior Notes is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the 6.65% Senior Notes. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the 6.65% Senior Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the 6.65% Senior Notes.

    If the Underwriters create a short position in the 6.65% Senior Notes in connection with the offering, i.e., if they sell more than the aggregate principal amount of 6.65% Senior Notes that is set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing 6.65% Senior Notes in the open market.

    The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Underwriters purchase 6.65% Senior Notes in the open market to reduce the Underwriters' short position or to stabilize the price of the 6.65% Senior Notes, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those 6.65% Senior Notes as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the 6.65% Senior Notes. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Underwriters perform investment banking and other financial services for the Company and certain of its affiliates in the ordinary course of business and may be the Reference Treasury Dealer with respect to the 6.65% Senior Notes.

PROSPECTUS

                       OKLAHOMA GAS AND ELECTRIC COMPANY

                                  SENIOR NOTES

                                ---------------

    Oklahoma Gas and Electric Company, an Oklahoma corporation (the "Company"), may offer from time to time up to $250,000,000 aggregate principal amount of its senior notes (the "New Notes"), in one or more series on terms to be determined at the time or times of sale. The specific terms of each issue of New Notes, together with the terms of the offering of such issue, will be set forth in an accompanying prospectus supplement (a "Prospectus Supplement"). The applicable Prospectus Supplement will set forth with regard to the particular New Notes being offered (the "Offered Notes"), the designation or designations, aggregate principal amount, rate or rates (or method of calculation) and times and place of any payment of interest, maturity or maturities, offering price, any sinking fund or other redemption terms and other specific terms of such Offered Notes.

    The New Notes will be represented either by Global Securities registered in the name of The Depository Trust Company ("DTC"), as depository ("Depository"), or its nominee, or by securities in certificated form issued to the registered owners thereof, as set forth in the applicable Prospectus Supplement. Interests in Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Global Securities will not be issuable as certificated securities except in circumstances described herein or in the applicable Prospectus Supplement.

    The New Notes may be sold through underwriters or dealers, directly to a limited number of institutional purchasers or through agents. See "PLAN OF DISTRIBUTION." The applicable Prospectus Supplement will set forth the names of such underwriters, dealers or agents, if any, any applicable commissions or discounts and the amount and use of net proceeds from such sale. See "PLAN OF DISTRIBUTION" for possible indemnification arrangements for underwriters, dealers, agents and purchasers.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY         REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS JULY 15, 1997.

                       OKLAHOMA GAS AND ELECTRIC COMPANY

    Oklahoma Gas and Electric Company, an Oklahoma corporation (the "Company") incorporated in 1902 under the laws of the Territory of Oklahoma, is an electric public utility company with its principal executive offices located at 101 North Robinson, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321. Telephone (405) 553-3000. The Company is a subsidiary of OGE Energy Corp. ("OGE Energy"), which is a public utility holding company incorporated in the State of Oklahoma and located in Oklahoma City, Oklahoma.

    The Company is the largest operating electric utility in Oklahoma. The Company owns and operates an interconnected electric production, transmission and distribution system which includes eight active generating stations with a total capability of 5,647,300 kilowatts. The Company furnishes retail electric service in 274 communities and contiguous rural and suburban territories in Oklahoma and western Arkansas (population served estimated by the Company at 1,700,000). It also sells electric energy at wholesale for resale in five communities and to two rural electric cooperatives in those states. The area served by the Company embraces approximately 30,000 square miles, which includes Oklahoma City, the largest city in Oklahoma, and the section of Arkansas in the general area of Ft. Smith, the second largest city in Arkansas. Of the total 279 communities served, 248 are located in Oklahoma and 31 in Arkansas. Approximately 91% of the Company's electric operating revenues for the year ended December 31, 1996, was derived from sales in Oklahoma and approximately 9% from sales in Arkansas.

RESTRUCTURING

    The Company and its former subsidiary, Enogex Inc., and Enogex Inc.'s subsidiaries (collectively, "Enogex") became subsidiaries of OGE Energy on December 31, 1996 pursuant to a mandatory share exchange whereby each share of outstanding common stock of the Company was exchanged on a share-for-share basis for common stock of OGE Energy. Immediately following this exchange, the Company transferred its shares of Enogex stock to OGE Energy and Enogex became a direct subsidiary of OGE Energy. OGE Energy now serves as the parent company to the Company, Enogex and any other companies that may be formed within the organization in the future. For purposes of the Company's financial statements, Enogex is shown as discontinued operations. The new holding company structure is intended to provide greater flexibility to take advantage of opportunities in an increasingly competitive business environment and to clearly separate the Company's electric utility business from the non-utility businesses of the other OGE Energy subsidiaries for regulatory, capital structure and other purposes. The New Notes will be obligations solely of the Company and not of OGE Energy or Enogex.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents, as filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:
(i) Form 10-K Annual Report of the Company for the year ended December 31, 1996,
(ii) Form 10-Q Quarterly Report of the Company for the quarter ended March 31, 1997 and (iii) Form 8-K Current Reports of the Company dated January 29, 1997, January 31, 1997 and June 19, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person (including any beneficial owner) to whom this Prospectus has been delivered, on the request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Written or telephone requests for such copies should be directed to Ms. Irma B. Elliott, Secretary, Oklahoma Gas and Electric Company, 101 North Robinson, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321, (405) 553-3196.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information on file can be inspected and copied at the public reference offices of the Commission currently at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048; and copies of such material can be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy material and other information concerning the Company may be inspected at the Library of the New York Stock Exchange, 20 Broad Street, New York, New York 10015, on which exchange one series of the Company's Preferred Stock is listed. In addition, electronically filed documents, including reports, proxy statements and other information concerning the Company, can be obtained from the Commission's web site at http://www.sec.gov. The Company is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested by a holder.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the New Notes will be used (i) in connection with the payment at maturity or the redemption, refunding, refinancing or purchase of certain currently outstanding preferred stock and/or first mortgage bonds of the Company (the "Prior Securities") and (ii) for general corporate purposes (including payment of short-term debt incurred to finance construction expenditures and for issuance costs). The specific allocation of the net proceeds of a particular series of Offered Notes and information relating to the particular Prior Securities, if any, to be paid at maturity, redeemed, refunded, refinanced or purchased will be described in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any Prior Securities purchased will be purchased at a price not in excess of the then-current redemption price applicable to such securities. In case of the redemption, refunding or purchase of Prior Securities, proceeds of the Offered Notes may be applied to pay any redemption premium or purchase price in excess of the principal amount.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                  (UNAUDITED)

                                                              TWELVE MONTHS
                                                             ENDED MARCH 31,             YEAR ENDED DECEMBER 31,
                                                           -------------------  ------------------------------------------
                                                                  1997            1996       1995       1994       1993
                                                           -------------------  ---------  ---------  ---------  ---------
Consolidated Ratio of Earnings
 to Fixed Charges........................................            4.09            4.06       3.48       3.63       3.33


                                                             1992
                                                           ---------
Consolidated Ratio of Earnings
 to Fixed Charges........................................       2.94

For purposes of this ratio, "Earnings" consist of the aggregate of income from continuing operations (which excludes Enogex), taxes on income, investment tax credit (net) and "fixed charges." "Fixed charges" consist of interest on long-term debt, related amortization, interest on short-term borrowings and a calculated portion of rents considered to be interest.

    The annual interest requirements on the long-term debt of the Company outstanding at March 31, 1997, was approximately $51.3 million.

                         SELECTED FINANCIAL INFORMATION

    The following consolidated financial information of the Company, except percentages, is presented in thousands. Such financial information does not include Enogex, which, as stated previously, is shown in the Company's financial statements as discontinued operations for all periods prior to January 1, 1997.

                                                                               YEAR ENDED DECEMBER 31,
                                                                    ----------------------------------------------
                                                                         1996            1995            1994
                                              TWELVE MONTHS ENDED   --------------  --------------  --------------
                                                 MARCH 31, 1997
                                              --------------------
                                                  (UNAUDITED)
Income Summary:
  Operating Revenues........................     $    1,194,389     $    1,200,337  $    1,168,287  $    1,196,898
  Operating Income..........................            176,566            177,349         181,017         180,824
  Income from Continuing Operations.........            116,947            116,869         112,544         113,795

                                                                                            AS OF MARCH 31, 1997
                                                                                         --------------------------
                                                                                            AMOUNT           %
                                                                                         -------------  -----------
Capitalization Summary:
  Long-Term Debt (including current portion)...........................................  $     709,385      45.35%
  Preferred Stock......................................................................         49,329       3.15
  Common Stock Equity..................................................................        805,748      51.50
                                                                                         -------------  -----------
                                                                                         $   1,564,462     100.00%
                                                                                         -------------  -----------
                                                                                         -------------  -----------

                            DESCRIPTION OF NEW NOTES

GENERAL

    Each series of New Notes is to be an initial issue of a new series of senior notes (the "Senior Notes") issued under the Indenture dated October 1, 1995, as supplemented by Supplemental Indenture No. 1, dated as of October 16, 1995 and as to be further supplemented by a new supplemental indenture for such series of New Notes (collectively, the "Senior Note Indenture") between the Company and NationsBank, N.A., as successor trustee (the "Senior Note Trustee") to Boatmen's First National Bank of Oklahoma. The following summaries of certain provisions of the Senior Note Indenture do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the Senior Note Indenture which is an exhibit to the Registration Statement of which this Prospectus is a part and which is incorporated herein by this reference. Unless otherwise indicated, references to Section numbers under this caption are references to the Section numbers of the Senior Note Indenture.

    Until the Release Date (as defined below), the Senior Notes (including the New Notes) will be secured by one or more series of the Company's first mortgage bonds issued and delivered by the Company to the Senior Note Trustee. See "Security; Release Date." ON THE RELEASE DATE, THE SENIOR NOTES (INCLUDING THE NEW NOTES) WILL CEASE TO BE SECURED BY FIRST MORTGAGE BONDS, WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY AND WILL RANK ON A PARITY WITH OTHER UNSECURED INDEBTEDNESS OF THE COMPANY. As of March 31, 1997, the Company had issued two series of Senior Notes in the aggregate principal amount of $220 million (the "Prior Senior Notes"). The Senior Note Indenture provides that, in addition to the New Notes offered hereby, additional Senior Notes may be issued thereunder, without limitation as to aggregate principal amount, provided that, prior to the Release Date, the amount of Senior Notes that may be issued and outstanding cannot exceed the amount of first mortgage bonds that the Company is able to issue under its First Mortgage Indenture. See "FIRST MORTGAGE BONDS AND FIRST MORTGAGE INDENTURE -- Issuance of Additional Bonds." At May 31, 1997, the Company could issue more than $900 million of additional first mortgage bonds at an assumed 8.0% interest rate.

    There is no requirement under the Senior Note Indenture that future issues of debt securities of the Company be issued under the Senior Note Indenture, and the Company will be free to employ other indentures or documentation, containing provisions different from those included in the Senior Note Indenture or applicable to one or more issues of Senior Notes (including the New Notes), in connection with future issues of such other debt securities.

    The Senior Note Indenture provides that the New Notes will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The Prospectus Supplement applicable to each issue of Offered Notes will specify: (1) the designation and aggregate principal amount of such Offered Notes; (2) the date on which such Offered Notes will mature; (3) the interest rate or rates, or method of calculation of such rate or rates, on such Offered Notes, and the date from which such interest shall accrue; (4) the dates on which such interest will be payable; (5) the record dates for payments of interest; (6) any redemption terms; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which such Offered Notes may be repaid, in whole or in part, at the option of the holder thereof; and (8) other specific terms applicable to such Offered Notes. Unless otherwise indicated in the applicable Prospectus Supplement, the New Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples thereof, except that the denomination of any New Note issued in the form of a Global Security will not exceed $200,000,000 without the approval of the Depository.

    Unless otherwise indicated in the applicable Prospectus Supplement, there are no provisions in the Senior Note Indenture or the New Notes that require the Company to redeem, or permit the holders to cause a redemption of, the New Notes or that otherwise protect the holders in the event that the Company incurs substantial additional indebtedness, whether or not in connection with a change in control of the Company. However, any change in control transaction that involves the incurrence of additional long-term indebtedness (as notes, first mortgage bonds or otherwise) by the Company in such a transaction would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that such approvals would be unlikely in any transaction that would result in the Company, or a successor to the Company, having a highly leveraged capital structure.

REGISTRATION, TRANSFER AND EXCHANGE

    New Notes of any series will be exchangeable for other New Notes of the same series of any authorized denominations and of a like aggregate principal amount and tenor. (Section 2.06)

    Unless otherwise indicated in the applicable Prospectus Supplement, New Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Senior Note Trustee and maintained for such purpose with respect to any series of New Notes and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Senior Note Indenture. Such transfer or exchange will be effected upon being satisfied with the documents of title and indemnity of the person making the request. (Sections 2.06 and 2.07)

    In the event of any redemption of New Notes of any series, the Senior Note Trustee will not be required to exchange or register a transfer of any New Notes of such series selected, called or being called for redemption except, in the case of any New Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.06) See "BOOK-ENTRY SYSTEM."

PAYMENT AND PAYING AGENTS

    Principal of and interest and premium, if any, on New Notes issued in the form of Global Securities will be paid in the manner described below under the caption "BOOK-ENTRY SYSTEM."

Unless otherwise indicated in the applicable Prospectus Supplement, interest on New Notes that are in the form of certificated securities will be paid by check to the person entitled thereto as such person's name appears in the register for the New Notes maintained by the Senior Note Trustee; however, a holder of Senior Notes of one or more series under the Senior Note Indenture in the aggregate principal amount of $10,000,000 or more having the same interest payment dates will be entitled to receive payments of interest on such series by wire transfer of immediately available funds to a bank within the continental United States if appropriate wire transfer instructions have been received by the Senior Note Trustee on or prior to the applicable regular record date. (Section 2.12) Unless otherwise indicated in the applicable Prospectus Supplement, the principal of, and interest at maturity and premium, if any, on New Notes in the form of certificated securities will be payable in immediately available funds at the office of the Senior Note Trustee. (Section 2.12)

    All monies paid by the Company to a paying agent for the payment of principal of, interest or premium, if any, on any New Note which remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to the Company and the holder of such New Note will thereafter look only to the Company for payment thereof. (Section 5.04)

SECURITY; RELEASE DATE

    Until the Release Date, the Senior Notes (including the New Notes) will be secured by one or more series of the Company's first mortgage bonds ("Senior Note Mortgage Bonds") issued and delivered by the Company to the Senior Note Trustee (see "FIRST MORTGAGE BONDS AND FIRST MORTGAGE INDENTURE"). Upon the issuance of a series of Senior Notes (including the New Notes) prior to the Release Date, the Company will simultaneously issue and deliver to the Senior Note Trustee, as security for all Senior Notes, a series of Senior Note Mortgage Bonds that will have the same stated rate or rates of interest (or interest calculated in the same manner), interest payment dates, stated maturity date and redemption provisions, and will be in the same aggregrate principal amount as the series of the Senior Notes (including the New Notes) being issued. (Section 4.10) Payment by the Company to the Senior Note Trustee of principal of, premium, if any, and interest on, a series of Senior Note Mortgage Bonds will be applied by the Senior Note Trustee to satisfy the Company's obligations with respect to principal of, premium, if any, and interest on, the Senior Notes. (Section 4.11) THE RELEASE DATE WILL BE THE DATE THAT ALL FIRST MORTGAGE BONDS ("FIRST MORTGAGE BONDS") OF THE COMPANY ISSUED AND OUTSTANDING UNDER THE FIRST MORTGAGE INDENTURE (HEREINAFTER DEFINED), OTHER THAN SENIOR NOTE MORTGAGE BONDS, HAVE BEEN RETIRED (AT, BEFORE OR AFTER THE MATURITY THEREOF) THROUGH PAYMENT, REDEMPTION OR OTHERWISE (INCLUDING THOSE FIRST MORTGAGE BONDS DEEMED TO BE PAID WITHIN THE MEANING OF THE FIRST MORTGAGE INDENTURE). ON THE RELEASE DATE, THE SENIOR NOTE TRUSTEE WILL DELIVER TO THE COMPANY FOR CANCELLATION ALL SENIOR NOTE MORTGAGE BONDS AND THE COMPANY WILL CAUSE THE SENIOR NOTE TRUSTEE TO PROVIDE NOTICE TO ALL HOLDERS OF SENIOR NOTES (INCLUDING THE NEW NOTES) OF THE OCCURRENCE OF THE RELEASE DATE. AS A RESULT, ON THE RELEASE DATE, THE SENIOR NOTE MORTGAGE BONDS SHALL CEASE TO SECURE THE SENIOR NOTES (INCLUDING THE NEW NOTES), AND THE SENIOR NOTES (INCLUDING THE NEW NOTES) WILL BECOME UNSECURED GENERAL OBLIGATIONS OF THE COMPANY. (Section 4.11) Each series of Senior Note Mortgage Bonds will be a series of First Mortgage Bonds of the Company, all of which are secured by a lien on certain property owned by the Company. In certain circumstances prior to the Release Date, the Company is permitted to reduce the aggregate principal amount of a series of Senior Note Mortgage Bonds held by the Senior Note Trustee, but in no event to an amount lower than the aggregate outstanding principal amount of the series of Senior Notes initially issued contemporaneously with such Senior Note Mortgage Bonds. (Section 4.08) Following the Release Date, the Company will cause the First Mortgage Indenture to be closed and the Company will not issue any additional First Mortgage Bonds under the First Mortgage Indenture. (Section 4.11) While the Company will be precluded after the Release Date from issuing additional First Mortgage Bonds, the Company will not be precluded under the Senior Note Indenture or New Notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated below under "Limitation on Liens" and except as otherwise indicated in the applicable Prospectus Supplement.

EVENTS OF DEFAULT

    The following constitute events of default under the Senior Note Indenture:
(a) default in the payment of principal of and premium, if any, on any Senior Note when due and payable and continuance of such default for five days; (b) default in the payment of interest on any Senior Note when due which continues for 30 days; (c) default in the performance or breach of any other covenant or warranty of the Company in the Senior Note Indenture and the continuation thereof for 90 days after written notice to the Company as provided in the Senior Note Indenture; (d) prior to the Release Date, the occurrence of a Completed Default (hereinafter defined) under the First Mortgage Indenture, of which the First Mortgage Trustee (hereinafter defined), the Company or the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes have given written notice thereof to the Senior Note Trustee; and (e) certain events of bankruptcy, insolvency, assignment or receivership of the Company. (Section 8.01)

    If an event of default occurs and is continuing, either the Senior Note Trustee or the holders of a majority in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of all Senior Notes to be due and payable immediately. Upon such acceleration of the Senior Notes, the Senior Note Trustee is empowered to cause the mandatory redemption of the Senior Note Mortgage Bonds. At any time after an acceleration of the Senior Notes has been declared, but before a judgment or decree of the immediate payment of the principal amount of the Senior Notes has been obtained and so long as all First Mortgage Bonds have not been accelerated, if the Company pays or deposits with the Senior Note Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults shall have been cured or waived, then such payment or deposit will cause an automatic rescission and annulment of the acceleration of the Senior Notes. (Section 8.01)

    The Senior Note Indenture provides that the Senior Note Trustee generally will be under no obligation to exercise any of its rights or powers under the Senior Note Indenture at the request or direction of any of the holders unless such holders have offered to the Senior Note Trustee reasonable security or indemnity. (Section 9.02) The holders of a majority in principal amount of the outstanding Senior Notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Trustee, or of exercising any trust or power conferred on the Senior Note Trustee. (Section 8.07) Each holder of any Senior Note has the right to institute a proceeding with respect to the Senior Note Indenture, but such right is subject to certain conditions precedent specified in the Senior Note Indenture. (Section 8.04) The Senior Note Indenture provides that the Senior Note Trustee, within 90 days after the occurrence of a default with respect to the Senior Notes, is required to give the holders of the Senior Notes notice of such default, unless cured or waived, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any Senior Notes, the Senior Note Trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so. (Section 8.08) The Company is required to deliver to the Senior Note Trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, the Company is in compliance with the conditions and covenants under the Senior Note Indenture. (Section 6.06)

MODIFICATION

    Modification and amendment of the Senior Note Indenture may be effected by the Company and the Senior Note Trustee with the consent of the holders of a majority in principal amount of the outstanding Senior Notes affected thereby, provided that no such modification or amendment may, without the consent of the holder of each outstanding Senior Note affected thereby, (a) change the maturity date of any Senior Note; (b) reduce the rate or extend the time of payment of interest on any Senior Note; (c) reduce the principal amount of, or premium payable on, any Senior Note; (d) change the coin or currency of any payment of principal of, or any premium or interest on, any Senior Note; (e) change the date on which any Senior Note may be redeemed or repaid at the option of the holder thereof or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any Senior Note; (f) impair the interest of the Senior Note Trustee in the Senior

Note Mortgage Bonds held by it or, prior to the Release Date, reduce the principal amount of any series of Senior Note Mortgage Bonds securing the Senior Notes to an amount less than the principal amount of the related series of Senior Notes or alter the payment provisions of such Senior Note Mortgage Bonds in a manner adverse to the holders of the Senior Notes; or (g) modify the foregoing requirements or reduce the percentage of outstanding Senior Notes necessary to modify or amend the Senior Note Indenture or to waive any past default to less than a majority. Modification and amendment of the Senior Note Indenture may be effected by the Company and the Senior Note Trustee without the consent of the holders (a) to add to the covenants of the Company for the benefit of the holders or to surrender a right conferred on the Company in the Senior Note Indenture; (b) to add further security for the Senior Notes; or (c) to make certain other modifications, generally of a ministerial or immaterial nature. (Sections 13.01 and 13.02)

DEFEASANCE AND DISCHARGE

    The Senior Note Indenture provides that the Company will be discharged from any and all obligations in respect to the Senior Notes and the Senior Note Indenture (except for certain obligations such as obligations to register the transfer or exchange of Senior Notes, replace stolen, lost or mutilated Senior Notes and maintain paying agencies) if, among other things, the Company irrevocably deposits with the Senior Note Trustee, in trust for the benefit of holders of Senior Notes, money or certain United States government obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the Senior Notes on the dates such payments are due in accordance with the terms of the Senior Note Indenture and the Senior Notes; provided that, unless all of the Senior Notes are to be due within 90 days of such deposit by redemption or otherwise, the Company shall also have delivered to the Senior Note Trustee an opinion of counsel to the effect that the holders of the Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or discharge of the Senior Note Indenture. Thereafter, the holders of Senior Notes must look only to such deposit for payment of the principal of, and interest and any premium on, the Senior Notes. (Section 5.01)

CONSOLIDATION, MERGER AND SALE OR DISPOSITION OF ASSETS

    The Company will not consolidate with or merge into any other corporation or sell, transfer or otherwise dispose of all or substantially all of its assets unless the successor or transferee corporation assumes by supplemental indenture the due and punctual payment of the principal of and premium and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture to be performed or observed by the Company and, prior to the Release Date, unless the successor or transferee corporation assumes the Company's obligations under the First Mortgage Indenture with respect to the Senior Note Mortgage Bonds. Upon any such consolidation, merger, sale, transfer or other disposition of all or substantially all of the assets of the Company, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior
Note Indenture with the same effect as if such successor corporation had been named as the Company therein and the Company will be released from all obligations under the Senior Note Indenture. The Senior Note Indenture defines all or substantially all of the assets of the Company as being 50% or more of the total assets of the Company as shown on the balance sheet of the Company as of the end of the prior year and specifically permits any such sale, transfer or other disposition during a calendar year of less than 50% of total assets without the consent of the holders of the Senior Notes. (Sections 12.01 and 12.02)

LIMITATIONS ON LIENS

    Unless otherwise specified in the applicable Prospectus Supplement with respect to any series of Offered Notes, the related supplemental indenture will provide that, from and after the Release Date and so long as any such Offered Notes are outstanding, the Company may not issue, assume or guarantee any debt for money borrowed ("Debt") that is secured by any mortgage, security interest, pledge or lien ("mortgage") of or upon any Operating Property of the Company, whether owned at the date of the Senior Note Indenture or thereafter acquired, and will not permit to exist any Debt secured by any such mortgage created on or prior to the Release Date, without in any case effectively securing the Offered Notes and all series of Senior Notes issued prior to or contemporaneously with such Offered Notes (together with, if the Company shall so determine, any other Senior Notes or indebtedness of the Company ranking senior to, or equally with, the Senior Notes) with such Debt equally and ratably, except that this restriction will not apply to: (1) mortgages on any property existing at the time of its acquisition; (2) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with, or disposes of substantially all its properties (or those of a division) to, the Company; (3) mortgages to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such mortgages are created or assumed contemporaneously with, or within 18 months after, such acquisition or completion of substantial repair or alteration, construction, development or substantial improvement or within six months thereafter pursuant to a commitment for financing arranged with a lender or investor within such 18 month period; (4) mortgages in favor of the United States of America or any State thereof, or for the benefit of holders of securities issued by any such entity, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving the property subject to such mortgages; or (5) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in clauses (1) through (4), provided, however, that the principal amount of indebtedness secured thereby and not otherwise authorized by said clauses (1) to (4), inclusive, shall not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement. However, the foregoing restriction does not apply to the issuance, assumption or guarantee by the Company of Debt secured by a mortgage which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other secured Debt of the Company (not including secured Debt permitted under the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be mortgaged under the foregoing exceptions and Sale and Lease-Back Transactions that are permitted by the first sentence of "Limitations on Sale and Lease-Back Transactions" below), does not exceed the greater of 10% of Net Tangible Assets (as defined below) or 10% of Capitalization (as defined below). (Section 3.01 of Form of Supplemental Indenture). The supplemental indenture relating to the Prior Senior Notes contains a covenant with respect to limitations on liens substantively identical to the foregoing for the benefit of the Prior Senior Notes. (Section 4.01 of Supplemental Indenture No. 1).

LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS

    Unless otherwise specified in the applicable Prospectus Supplement with respect to any series of Offered Notes, the related supplemental indenture will provide that, from and after the Release Date and for so long as such Offered Notes are outstanding, the Company may not enter into any Sale and Lease-Back Transaction with respect to any Operating Property and will not permit to remain in effect any Sale and Lease-Back Transaction entered into on or prior to the Release Date with respect to any Operating Property (except in each case, for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of the completion of the acquisition or the placing in operation of such Operating Property or of such Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) the Company would be entitled pursuant to the provisions described in the first sentence under "Limitations on Liens" above to issue, assume or guarantee Debt secured by a mortgage on such Operating Property without equally and ratably securing the Offered Notes and all series of Senior Notes issued prior to or contemporaneously with such Offered Notes, (b) after giving effect to such Sale and Lease-Back Transaction, the Company could incur pursuant to the provisions described in the second sentence under "Limitations on Liens," additional Debt secured by mortgages, or (c) the Company applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the Operating Property so leased to the retirement of Senior Notes or other Debt of the Company ranking senior to, or equally with, the Senior Notes, subject to reduction for Senior Notes and such Debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity. (Section 3.02 of Form of Supplemental Indenture). The supplemental indenture relating to the Prior Senior Notes contains a covenant with respect to limitations on Sale and Lease-Back Transactions substantively identical to the foregoing for the benefit of the Prior Senior Notes. (Section 4.02 of Supplemental Indenture No. 1).

DEFINITIONS

    "Capitalization" means the total of all the following items appearing on, or included in, the balance sheet of the Company: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings, less to the extent not otherwise deducted, the cost of shares of capital stock of the Company held in its treasury.

    "Net Tangible Assets" means the amount shown as total assets on the balance sheet of the Company, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset on said balance sheet; and (ii) appropriate adjustments, if any, on account of minority interests.

    "Operating Property" means (i) any interest in real property owned by the Company and (ii) any asset owned by the Company that is depreciable in accordance with generally accepted accounting principles.

    "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing to the Company of any Operating Property (except for temporary leases for a term, including any renewal thereof, of not more than 48 months), which Operating Property has been or is to be sold or transferred by the Company to such person.

    "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to the Company from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction or (ii) the net book value of such property, as determined in accordance with generally accepted accounting principles by the Company at the time of entering into such Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of such Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of such term, without regard, in any case, to any renewal or extension options contained in such lease. (Section 3.03 of Form of Supplemental Indenture)

VOTING OF SENIOR NOTE MORTGAGE BONDS HELD BY SENIOR NOTE TRUSTEE

    The Senior Note Trustee, as a holder of Senior Note Mortgage Bonds, will attend any meeting of bondholders under the First Mortgage Indenture as to which it receives due notice, or, at its option, will deliver its proxy in connection therewith. Either at such meeting, or otherwise where the consent of holders of first mortgage bonds issued under the First Mortgage Indenture is sought without a meeting, the Senior Note Trustee will vote all of the Senior Note Mortgage Bonds held by it, or will consent or withhold its consent with respect thereto, as directed by the holders of a majority in aggregate principal amount of the outstanding Senior Notes; provided, however, the Senior Note

Trustee may not vote the Senior Note Mortgage Bonds of any particular series in favor of, or give consent to, any action which, in the Senior Note Trustee's opinion, would materially adversely affect such series of Senior Note Mortgage Bonds in a manner not shared generally by all other Senior Note Mortgage Bonds, except upon notification by the Senior Note Trustee to the holders of the related series of Senior Notes of such proposal and consent thereto of the holders of a majority in principal amount of the outstanding Senior Notes of such series. (Section 4.03)

RESIGNATION OR REMOVAL OF NOTE TRUSTEE

    The Senior Note Trustee may resign at any time upon written notice to the Company specifying the day upon which the resignation is to take effect and such resignation will take effect immediately upon the later of the appointment of a successor Senior Note Trustee and such specified day. (Section 9.10)

    The Senior Note Trustee may be removed at any time by an instrument or concurrent instruments in writing filed with the Senior Note Trustee and signed by the holders, or their attorneys-in-fact, of at least a majority in principal amount of the then outstanding Senior Notes. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, the Company may remove the Senior Note Trustee upon notice to the holder of each Senior Note outstanding and the Senior Note Trustee, and appointment of a successor Senior Note Trustee. (Section 9.10)

CONCERNING THE SENIOR NOTE TRUSTEE

    NationsBank, N.A., is the Senior Note Trustee under the Senior Note Indenture. The Company maintains banking relationships with the Senior Note Trustee in the ordinary course of business. The Senior Note Trustee also acts as trustee for the Company's First Mortgage Bonds.

               FIRST MORTGAGE BONDS AND FIRST MORTGAGE INDENTURE

GENERAL

    Any series of Senior Note Mortgage Bonds issued as security for Senior Notes will be a series of First Mortgage Bonds issued under the Trust Indenture dated February 1, 1945 as heretofore supplemented and amended by supplemental trust indentures and a new supplemental trust indenture for such series of Senior Note Mortgage Bonds (the "New Supplemental Indenture"), all from the Company to NationsBank, N.A., as successor Trustee (the "First Mortgage Trustee") to Boatmen's First National Bank of Oklahoma and to The First National Bank and Trust Company of Oklahoma City (such Trust Indenture, as supplemented and as to be supplemented, is herein referred to as the "First Mortgage Indenture"). Copies of the First Mortgage Indenture, the supplemental indentures and the form of the New Supplemental Indenture are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the First Mortgage Indenture do not purport to be complete and are subject to, and qualified in their entirety by, the detailed provisions of the First Mortgage Indenture which are incorporated herein by this reference. References to Article and Section numbers under this caption are references to Article and Section numbers of the First Mortgage Indenture unless otherwise indicated. Unless the context indicates otherwise, words or phrases defined in the First Mortgage Indenture are capitalized and used with the same meanings herein. As of May 31, 1997, 10 series of First Mortgage Bonds in an aggregate principal amount of $638.5 million were outstanding under the First Mortgage Indenture, including two series of Senior Note Mortgage Bonds in an aggregate principal amount of $220 million issued as security for the Prior Senior Notes.

TERMS OF SENIOR NOTE MORTGAGE BONDS

    Prior to the Release Date and upon the issuance of a series of Senior Notes (including New Notes), a series of Senior Note Mortgage Bonds will be issued and delivered to the Senior Note Trustee in an aggregate principal amount equal to the aggregate principal amount of such series of Senior Notes and with the same stated rate or rates of interest (or interest calculated in the same manner), interest payment dates, stated maturity date and redemption provisions as such series of Senior Notes. The Company's obligations to make payments with respect to the principal of, premium, if any, and/or interest on a series of Senior Note Mortgage Bonds shall be fully or partially, as the case may be, discharged to the extent that, at the time that any such payment shall be due, the then due principal of, premium, if any, and/or interest on the related series of Senior Notes shall have been fully or partially paid or there shall have been deposited with the Senior Note Trustee pursuant to the Senior Note Indenture sufficient funds to fully or partially pay the then due principal, premium, if any, and/or interest on such series of Senior Notes.

SECURITY FOR SENIOR NOTE MORTGAGE BONDS

    In the opinions of counsel for the Company, the Senior Note Mortgage Bonds, when issued, will be secured by the First Mortgage Indenture, which constitutes a first mortgage lien, subject only to Permissible Encumbrances, upon all the property of the Company (except as summarized in the following paragraph) for the equal pro rata security of each series of First Mortgage Bonds, subject to the provisions related to any sinking fund or similar fund for the benefit of First Mortgage Bonds of any particular series. The opinion does not cover title to easements or rights-of-way as counsel believes the expense of examination would exceed the cost of acquiring, by condemnation or purchase, any easements or rights-of-way held under defective titles.

    There are excepted from the lien of the First Mortgage Indenture certain securities, cash, contracts, receivables, motor vehicles, merchandise, equipment and supplies, and certain non-utility real property. (Granting Clause of the First Mortgage Indenture) The First Mortgage Indenture is not a lien on the properties of any subsidiary of the Company, nor is the stock of any such subsidiary pledged under the First Mortgage Indenture.

    The First Mortgage Indenture contains provisions for subjecting to the lien thereof (subject to the limitations in Article XV in the case of consolidation or merger) all property acquired by the Company after the date of the First Mortgage Indenture other than property of the kind mentioned in the preceding paragraph. (Granting Clause of the First Mortgage Indenture) Such provisions might not be effective as to property acquired within the 90-day period immediately preceding or acquired subsequent to the filing of a case with respect to the Company under the United States Bankruptcy Code.

MAINTENANCE PROVISIONS

    As a Maintenance Fund for the First Mortgage Bonds, the Company covenants to pay to the First Mortgage Trustee annually on May 1 an amount equal to 15% of its Gross Operating Revenues for the preceding calendar year, after deducting from such revenues (i) cost of electricity purchased for resale and (ii) rentals paid for utility property, less credits at the Company's option for (a) maintenance, (b) property retirements offset by Permanent Additions, (c) retirements of First Mortgage Bonds, (d) Amounts of Established Permanent Additions and (e) 15% of the portion of Gross Operating Revenues during such calendar year attributable to increases since January 6, 1975, in the Company's cost of fuel used in electric generation. Withdrawals from the Maintenance Fund may be made on the basis of retirements of First Mortgage Bonds and Amounts of Established Permanent Additions, but cash in excess of $100,000 remaining on deposit in the Maintenance Fund for more than two years must be used for the retirement of First Mortgage Bonds. Any such retirement through redemption would be at the applicable regular redemption price of the First Mortgage Bonds to be redeemed and subject to any restriction on the redemption of such First Mortgage Bonds. (Article IX, Section 3.03 of Supplemental Indenture dated March 1, 1952, and Section 1.01 of Supplemental Indenture dated September 14, 1976)

    The Company has covenanted to maintain its properties in adequate repair, working order and condition. The First Mortgage Indenture contains provisions for a periodic inspection of the Company's properties and report by an independent engineer as to compliance with this covenant. (Section 8.06)

SINKING FUND PROVISIONS

    As an annual sinking fund for each series of First Mortgage Bonds, the Company covenants to pay to the First Mortgage Trustee annually on December 1 an amount sufficient to redeem, on the following February 1, for sinking fund purposes, 1 1/4% of the highest principal amount at any time outstanding of First Mortgage Bonds of the series for which the sinking fund is applicable. Sinking fund payments may be offset by (a) application of Amounts of Established Permanent Additions equal to 166 2/3% of the principal amount of First Mortgage Bonds which would otherwise be required to be retired by the sinking fund and
(b) retirement or delivery to the First Mortgage Trustee of First Mortgage Bonds of the series for which the sinking fund is applicable. The First Mortgage Trustee is required to apply sinking fund money to the purchase or redemption of First Mortgage Bonds of the series for which such funds are applicable. (Article XII and Section 3.01 of Supplemental Indenture dated February 1, 1980)

ISSUANCE OF ADDITIONAL BONDS

    Additional First Mortgage Bonds secured by the First Mortgage Indenture may be issued on the basis of (a) 60% of the Cost or Fair Value, whichever is less, of net Permanent Additions (which become available upon proper certification by the Company), after making the required deductions on account of Retired Property (Article V); (b) an equal principal amount of retired First Mortgage Bonds, the retirement whereof has not been otherwise used under the First Mortgage Indenture (Article VI); and (c) deposit of an equal amount of cash with the First Mortgage Trustee, which cash may be withdrawn by applying Amounts of Established Permanent Additions equal to 166 2/3% of such cash to be withdrawn or by retirement of First Mortgage Bonds. (Article VII and Section 3.04 of Supplemental Indenture dated March 1, 1952) No additional First Mortgage Bonds may be issued on basis (a), basis (b) under specified conditions or basis (c), unless the Earnings Applicable to Bond Interest for a specified twelve-month period are equal to twice the annual interest requirements on the First Mortgage Bonds including those about to be issued. (Sections 5.03, 6.01 and 7.01) Earnings Applicable to Bond Interest for the twelve months ended May 31, 1997, were 4.8 times the annual interest requirement on the First Mortgage Bonds of the Company. Additional First Mortgage Bonds may vary from the New Bonds as to maturity, interest rate, redemption prices, sinking fund and in certain other respects. (Article II) The Senior Note Mortgage Bonds will be issued under (a) and/or (b) above. At May 31, 1997, the amount of net Permanent Additions which may be used for the issuance of First Mortgage Bonds exceeded $1.0 billion. At May 31, 1997, the amount of retired First Mortgage Bonds which may be used for the issuance of First Mortgage Bonds was $274 million.

PROVISIONS OF FIRST MORTGAGE INDENTURE LIMITING DIVIDENDS ON COMMON STOCK

    The Company covenants that, so long as any First Mortgage Bonds are outstanding, earned surplus (retained earnings) equal to the sum of (1) the amount by which the aggregate of (a) provisions for retirement and depreciation and (b) expenditures for maintenance, during the period from June 1, 1955, to the last date for which a statement of income is available, is less than 15% of Gross Operating Revenues (after deducting cost of electricity and/or gas purchased for resale, rentals paid for utility property and the portion of gross operating revenues attributable to increases since January 6, 1975, in the Company's cost of fuel used in electric generation) for that period and (2) the amount, if any, by which all of the consideration paid by the Company in acquiring any shares of its Common Stock during the above period exceeds $217,301,128 plus any consideration received by the Company from the sale after September 30, 1991 of its Common Stock, shall not be available for the payment of cash dividends on Common Stock; and that the Company shall not acquire shares of its Common Stock for a valuable consideration if after such acquisition the sum of (1) and (2) above would exceed its then earned surplus (retained earnings). (Section 3.01 of Supplemental Indenture dated January 1, 1957,
Section 1.01 of Supplemental Indenture dated September 14, 1976 and Section 1.01 of Supplemental Indenture dated December 9, 1991)

RELEASE PROVISIONS

    The First Mortgage Indenture contains provisions permitting the release from its lien of any property upon depositing or pledging cash or certain other property of comparable Fair Value (Fair Value being defined in substance as the current value of the property as certified by an engineer, appraiser or similar expert). The First Mortgage Indenture also contains provisions for the cancellation, change or alteration of leases, rights-of-way and easements, and for the surrender and modification of any franchise or governmental consent subject to certain restrictions, in each case without any release or consent by the First Mortgage Trustee or accountability thereto for any consideration received by the Company. (Article XI)

MODIFICATION OF THE FIRST MORTGAGE INDENTURE

    With the consent of the Company, the provisions of the First Mortgage Indenture may be changed by the affirmative vote of the holders of 70% in principal amount of the First Mortgage Bonds then outstanding except, among other things, the maturity of a First Mortgage Bond may not be extended, the interest rate reduced nor the terms of payment of principal or interest changed without the consent of the holder of such First Mortgage Bond. (Article XVIII)

CONCERNING THE FIRST MORTGAGE TRUSTEE

    NationsBank, N.A. is the First Mortgage Trustee under the First Mortgage Indenture. The Company maintains banking relationships in the ordinary course of business with the First Mortgage Trustee. The First Mortgage Trustee also serves as trustee for the Senior Notes.

    In case of a Completed Default under the First Mortgage Indenture (see "-- Events of Default" below), the First Mortgage Trustee may, and upon request of the holders of a majority in principal amount of the First Mortgage Bonds shall, declare the First Mortgage Bonds due and payable. In case of a Completed Default, it is obligatory upon the First Mortgage Trustee to take the action or actions provided in the First Mortgage Indenture to enforce payment of the First Mortgage Bonds and for the enforcement of the lien of the First Mortgage Indenture upon being requested to do so by the holders of a majority in principal amount of the First Mortgage Bonds and upon being indemnified against the costs, expenses and liabilities to be incurred therein or thereby without negligence or bad faith. (Sections 13.01, 13.04 and 13.15)

EVENTS OF DEFAULT

    The following is a summary of events defined in the First Mortgage Indenture as "Completed Defaults": (a) failure to pay principal of any First Mortgage Bond when due and payable, (b) failure to pay interest on any First Mortgage Bond within 30 days after it becomes due and payable, (c) failure to meet any payment to the sinking fund on any First Mortgage Bond within 10 days after same is payable, (d) the expiration of 30 days after (1) the adjudication of the Company as a bankrupt or (2) the entry of an order approving a petition filed against the Company seeking reorganization of the Company, unless during such period such adjudication or order shall be vacated, (e) the expiration of 90 days following the appointment of a receiver unless during such period such appointment shall be vacated, (f) the filing by the Company of a voluntary petition in bankruptcy or the making of a general assignment for the benefit of creditors or the consent by the Company to the appointment of a receiver or the filing by the Company of a petition or answer seeking reorganization or the filing by the Company of a petition to take advantage of any insolvency act and
(g) failure to perform any other covenant or agreement contained in the First Mortgage Indenture or First Mortgage Bonds within 60 days following the mailing by the First Mortgage Trustee or by the holders of at least 15% in principal amount of the First Mortgage Bonds then Outstanding of a written demand that such failure be cured. (Section 13.01 and Section 4.01 of Supplemental Indenture dated February 1, 1980)

    The First Mortgage Trustee is required to give notice to bondholders (1) within 90 days after the occurrence of a default known to the First Mortgage Trustee within such period, or (2) if a default be not known to the First Mortgage Trustee within such period, within 30 days after such default shall be known to the First Mortgage Trustee, unless such default shall have been cured before the giving of such notice; provided that, except in the case of a default resulting from the failure to make any payment of principal of or interest on any First Mortgage Bonds or to make any sinking fund or purchase fund payment, the First Mortgage Trustee may withhold such notice upon determination in good faith by the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the First Mortgage Trustee that the withholding of such notice is in the interest of the bondholders. (Section 16.07)

                               BOOK-ENTRY SYSTEM

    Each series of New Notes may be issued in the form of one or more Global Securities representing all or part of such series of New Notes and which will be deposited with or on behalf of the Depository and registered in the name of the Depository or a nominee of the Depository.

    The following is based solely on information furnished by DTC:

    Unless otherwise specified in the applicable Prospectus Supplement, DTC will act as Depository for those New Notes issued as Global Securities. The Global Securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

    Purchases of New Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the New Notes on DTC's records. The ownership interest of each actual purchaser of each New Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the New Notes, except in the event that use of the book-entry system for the New Notes is discontinued.

    To facilitate subsequent transfers, all New Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the New Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Notes so deposited; DTC's records reflect only the identity of the Direct Participants to whose accounts such New Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of the holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants or Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    If the Global Securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the Global Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

    Neither DTC nor Cede & Co. will consent or vote with respect to the New Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the New Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Principal, interest and any premium payments on the New Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Senior Note Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, interest and any premium to DTC is the responsibility of the Company or the Senior Note Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    DTC may discontinue providing its services as securities depository with respect to a series of New Notes at any time by giving reasonable notice to the Company or the Senior Note Trustee. Under such circumstances, if a successor securities depository is not obtained, certificates for such series of New Notes are required to be printed and delivered.

    The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) for any series of New Notes. In that event, certificates for such series of New Notes will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and the Company and any underwriters, dealers or agents take no responsibility for the accuracy thereof.

    The underwriters, dealers or agents of any Offered Notes may be Direct Participants of DTC.

    NONE OF THE COMPANY, THE SENIOR NOTE TRUSTEE, THE FIRST MORTGAGE TRUSTEE, OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF THE GLOBAL SECURITY WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF BENEFICIAL INTERESTS IN SUCH GLOBAL SECURITY OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH BENEFICIAL INTERESTS.

                                 LEGAL OPINIONS

    Legal opinions relating to the New Notes will be rendered by Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma, Chisenhall, Nestrud & Julian, P.A., Little Rock, Arkansas, and Gardner, Carton & Douglas, Chicago, Illinois, counsel for the Company, and by Jones, Day, Reavis & Pogue, Chicago, Illinois, counsel for any underwriters, dealers or agents named in the Prospectus Supplement. As to matters involving conformity to local laws, the other counsel will rely upon the opinion of Rainey, Ross, Rice & Binns with respect to laws of Oklahoma and upon the opinion of Chisenhall, Nestrud & Julian, P.A., with respect to laws of Arkansas.

    The statement contained in this Prospectus under the subcaption "Security for Senior Note Mortgage Bonds" under the caption "FIRST MORTGAGE BONDS AND FIRST MORTGAGE INDENTURE" is the opinion of Rainey, Ross, Rice & Binns, counsel for the Company, to the extent that such statement pertains to Oklahoma law and is the opinion of Chisenhall, Nestrud & Julian, P.A., to the extent that such statement pertains to Arkansas law. As of March 31, 1997, attorneys with Rainey, Ross, Rice & Binns owned beneficial interests in an aggregate of 5,258 shares of Common Stock of OGE Energy, of which Mr. William J. Ross, a partner in that firm, owned a beneficial interest in 4,658 shares of such Common Stock.

                                    EXPERTS

    The consolidated financial statements and schedule of the Company included in the Company's Form 10-K Annual Report for the fiscal year ended December 31, 1996, to the extent and for the periods indicated in their reports included in said Form 10-K, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                              PLAN OF DISTRIBUTION

    The New Notes may be sold (i) through underwriters or dealers; (ii) directly to one or more institutional purchasers; or (iii) through agents. The Prospectus Supplement with respect to each series of New Notes will set forth the terms of the offering of such New Notes, including the name or names of any underwriters, the purchase price of such New Notes and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which said New Notes may be listed.

    If underwriters are used in the sale, the New Notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The New Notes may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The specific managing underwriter or underwriters, if any, will be set forth in the Prospectus Supplement relating to the New Notes together with the members of the underwriting syndicate, if any. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the New Notes offered thereby will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such New Notes if any are purchased.

    New Notes may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement will set forth the name of any agent involved in the offer or sale of the New Notes in respect of which the Prospectus Supplement is delivered and any commission payable by the Company to such agent. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

    Any underwriters, dealers or agents participating in the distribution of the New Notes may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of the New Notes may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Agents and underwriters may be entitled, under agreements entered into which the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

    Any underwriter of the New Notes may be required under Oklahoma law to pay a mortgage registration tax in an amount estimated by the Company to be .096% of the principal amount of New Notes purchased.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                   PAGE
                                                 ---------
Concurrent Offering of Additional Senior
 Notes.........................................        S-2
Use of Proceeds................................        S-2
Recent Developments............................        S-2
Description of 6.65% Senior Notes..............        S-3
Underwriting...................................        S-7

                                   PROSPECTUS

Oklahoma Gas and Electric Company.....          2
Information Incorporated by
 Reference............................          2
Available Information.................          3
Use of Proceeds.......................          3
Ratio of Earnings to Fixed Charges....          3
Selected Financial Information........          4
Description of New Notes..............          4
First Mortgage Bonds and First
 Mortgage Indenture...................         11
Book-Entry System.....................         15
Legal Opinions........................         16
Experts...............................         17
Plan of Distribution..................         17

                                  $125,000,000

                                OKLAHOMA GAS AND

                                ELECTRIC COMPANY

                               6.65% SENIOR NOTES

                            SERIES DUE JULY 15, 2027

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                             ---------------------

                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                                LEHMAN BROTHERS

                           MORGAN STANLEY DEAN WITTER

                                 JULY 15, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------